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EDS NEWS RELEASE


                                                        CONTACT: Tony Good - EDS
                                                                 (214) 605-6777

FOR IMMEDIATE RELEASE: TUESDAY, JUNE 18, 1996

EDS BOARD ADOPTS DIVIDEND POLICY AND AUTHORIZES
REVISION TO SECOND-QUARTER CHARGE ESTIMATE

PLANO, Texas--The newly constituted EDS Board of Directors, meeting officially for the first time since the company's split-off from General Motors Corporation, today adopted a dividend policy for the remainder of 1996 under which EDS would continue to pay quarterly dividends of $0.15 per share. This per-share dividend rate is the same as the dividend paid on GM Class E (GME) shares in 1996. When EDS became an independent company on Friday, June 7, shares of GME were exchanged for EDS common stock on a one-for-one basis. GME ceased trading that day, and EDS stock began trading on the following Monday, June 10.

Also today, the board approved actions likely to result in an increase of the previously announced second-quarter charge. EDS now estimates the aggregate total of the one-time, pre-tax charge will be approximately $850 million ($1.12 per share, after tax) in the second quarter. This represents an increase from the previous estimate for the second-quarter charge, which the company earlier had indicated could reach $750 million.

In April's announcement of the second-quarter charge, EDS said that it would take certain actions, and was considering others, to maintain and improve operating efficiencies and accelerate EDS' move towards "user-centered" computing. Included in these actions was the implementation of a voluntary early-retirement offer and a workforce realignment designed to both reduce labor costs and change the skill mix of EDS' workforce. EDS also said it was in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets that no longer fit its strategic objectives.

The $850 million in charges includes the employee-related actions discussed above, the write-down of assets in connection with the refreshment of information technology assets and facility consolidation, the revision of estimates associated with certain customer contracts, and the decision to exit certain activities. EDS expects its earnings per share in the second quarter, before the $850 million charge and previously announced split-off transaction costs, to be generally in line with analysts' expectations of $0.49 to $0.52 per share.

EDS currently expects that the one-time $850 million charge will fall into three major categories: employee related, $277 million; technology refreshment and other, $513 million; and cost of revenues, $60 million.

As previously stated, EDS expects that the restructuring actions will result in savings commencing in the second half of 1996.

Statements about the effect of the restructuring and other actions discussed above, the amount of charges that may be incurred by EDS and expected earnings-per-share results are forward-looking statements which by their nature are subject to uncertainties that could cause actual results to vary.

EDS (NYSE:EDS) is a leader in the global information services industry. The company's more than 95,000 employees specialize in applying a range of ideas and technologies to help business and government customers improve their economics, products, services and customer relationships. EDS, which serves customers in 42 countries, reported revenues of $12.4 billion in 1995. EDS can be visited via the internet at http://www.eds.com.